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KPMG PEAT MARWICK LLP
345 Park Avenue     Telephone 212 758 9700    Telefax 212 758 9819
New York, NY 10154  Telex 666890



                                                           March 22, 1995





Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for Price Communications Corporation and under date of January 20, 1995, we reported on the consolidated financial statements of Price Communications Corporation and subsidiaries as of and for the year ended December 31, 1994. On March 7, 1995, we resigned. We have read Price Communications Corporation's statements included under Item 4 of its Form 8-K dated March 14, 1995, and we agree that there were no substantive disagreements with Price Communications Corporation. We are not in a position to agree or disagree with Price Communications Corporation's statements regarding its management's beliefs or its statement with regard to information or advice given to its Board. We were never requested to resign, nor were we fired.

                                                           Very truly yours,

                                                           KPMG Peat Marwick LLP